EXHIBIT 10.1

October 24, 2018

John Goodey
Chief Financial Officer
Welltower Inc.
1330 Avenue of the Americas, Suite 8B
New York, New York 10019

Dear John:

This letter (the “Transfer Letter”) outlines the terms and conditions of your international transfer (the “Transfer”) to the United States (the “Host Country”).

A.	General Terms
Transfer Date:    October 22, 2018
Title:    Chief Financial Officer
Transfer Location:    New York, New York, USA
Reporting To:    Chief Executive Officer

B.	Compensation and Benefits:

1.	Base Salary and Bonus: Please refer to your Employment Contract. You will be transferred to the U.S. payroll effective the Transfer Date.

2.
Benefits: You will be entitled to participate in all Welltower benefit programs commensurate with other U.S.-based Welltower employees, including health, life and disability programs, and in Welltower’s 401(k) plan, subject to your satisfaction of any eligibility criteria.

C.	Start of Transfer:

1.
Destination/Settling-In Services: Destination/settling-in services will be provided to you, your spouse and accompanying dependents to assist with integration to the Transfer Location. The Company will pay for a period of up to six months (beginning from October 22, 2018) for access to a services provider (selected by the Company) who will provide home finding assistance, identification of appropriate schooling for accompanying dependents, assistance with bank accounts, driver's licenses and familiarization with the goods and services available in the local community.

2.
Temporary Living Expenses: The Company will reimburse reasonable costs for up to 51 days for lodging and car rental fees for you, your spouse and accompanying dependents from the Transfer Date through February 20, 2019. The cost of up to 30 days of temporary storage for your belongings shipped to the Transfer Location is also eligible for reimbursement.

John Goodey
Wednesday, October 24, 2018

D.	Moving and Storage:

1.
Shipment of Household Goods and Personal Effects and Insurance: The Company will cover the costs of packing and unpacking, loading and unloading, transporting, and associated fees (including insurance) and duties related to the shipment of household goods and personal effects. Air shipment is limited to 225 kilograms net weight for single transferees plus 125 kilograms each for accompanying spouse and dependents. The Company will also cover the costs for a sea or land shipment of a 20-foot container for single transferees and a 40-foot container for families. This one-time allowance may be used within 24 months after the Transfer Date.

2.	Transfer Location Housing: If you purchase a home within 24 months of your Transfer Date, the Company will pay reasonable and customary closing costs for your home in the Transfer Location.

3.
Move Journey Costs: Travel to the Transfer Location will be provided for you, your spouse and accompanying dependents. One-way business airfare via the most direct route between your home (or agreed travel point of origin) and the Transfer Location will be paid according to the Company’s T&E Expense Policies and Procedures. Ground transportation to and from the airports will also be reimbursed.

4.
Sale of Existing Home: If you sell your existing home in the UK within 24 months of your Transfer Date, the Company will reimburse you for reasonable and customary closing costs not to exceed 2.5% of the sale price.

E.    Assistance & Allowances

1.
Miscellaneous Relocation Allowance: In the pay period following your final move to the Transfer Location, the Company will pay you a relocation allowance in the amount of $50,000.00 in a lump sum payment (net of taxes) to contribute to the cost of any incremental expenses that may be incurred during your relocation and that are not otherwise reimbursed pursuant to this letter.

2.
Tax Preparation Assistance: The Company will retain a tax service provider to prepare the required income tax returns for you as well as your spouse (if filing jointly) to the extent that these are affected by your move. Such tax preparation services will be provided for tax years 2018 and 2019. You will also receive a pre-transfer tax orientation at the beginning of your Transfer. Although the Company will provide tax assistance to you, it is your responsibility to ensure that your requirements are fulfilled.

3.
Home Visit: The Company will pay all reasonable travel expenses (including airfare and ground transportation) incurred by you, your spouse and dependents for travel back to the UK once in the calendar year 2019. You should work through the Company’s corporate travel service to arrange for and book such travel, and such expenses should be paid for with your corporate American Express card. Any such travel period will be considered PTO. In addition, the Company will pay for one personal trip (including airfare and ground transportation) for you back to the UK between October 1, 2018 and December 31, 2018.

4.	Business Trips: After the Transfer Date, all business-related trips must be preapproved by the CEO.

F.
Termination Following Transfer: In consideration of the Company’s direct payment and/or reimbursement of expenses associated with this relocation, you agree that in the event of your voluntary termination of employment within 24 months of the Transfer Date, or in the event that the Company should terminate you for cause, you will be liable to repay to the Company the following:

•	100% of all expenses incurred/reimbursed by the Company, if termination is within 12 months after Transfer Date; and

•	50% of all expenses incurred/reimbursed by the Company, if termination is within 13-24 months after the Transfer Date.

John Goodey
Wednesday, October 24, 2018

Assuming this offer is acceptable to you, please indicate your acceptance by signing the enclosed copy of this letter and returning it to my attention.
Very truly yours,

Welltower Inc.	Accepted By:

/s/ Christy Stone	/s/ John Goodey
Christy Stone	John A. Goodey
Senior Vice President, Human Capital

Dated: 8/7/2018	Dated: 8/7/2018